As filed with the Securities and Exchange Commission on August 30, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________

SECURITY CAPITAL ASSURANCE LTD
(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

A.S. Cooper Building	CT Corporation System
26 Reid Street, 4th Floor	111 Eighth Avenue
Hamilton HM 11 Bermuda	New York, New York 10011
(441) 292-7448	(212) 590-9200
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone number,
area code, of registrant’s principal executive office)	including area code, of agent for service)

____________________

Copies to:

Jonathan I. Mark, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000
____________________

      Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

____________________

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)(2)	Per Unit (1)(2)	Price(1)(2)	Registration Fee(3)
Debt Securities, Preference Shares, par value $0.01 per share, Common Shares, par value $0.01 per share, Warrants, Purchase Contracts and Units.(4)

(1)	Not applicable pursuant to Form S-3 General Instruction II(E).

(2)

An indeterminate aggregate initial offering price or number of debt securities, preference shares, warrants and common shares of the Registrant is being registered as may from time to time be issued at indeterminate prices. Prices, when determined, may be in United States dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(3)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(4)

The securities of each class may be offered and sold by the registrant and/or may be offered and sold from time to time by one or more selling securityholders to be identified in the future. The selling securityholders may purchase the securities directly from the registrant or from one or more underwriters, dealers or agents.

Security Capital Assurance Ltd

Debt Securities
Preference Shares
Common Shares
Warrants
Common Share Purchase Contracts
Common Share Purchase Units

     The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  debt securities, which may be senior debt securities or subordinated debt securities;

  our preference shares;

  our common shares;

  warrants to purchase debt or equity securities or preference shares;

  common share purchase contracts; and

  common share purchase units.

     The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

     We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

      We may also sell securities pursuant to a dividend reinvestment plan, if such a plan is offered. The terms and conditions of such plan, if any, will be set forth in a prospectus supplement.

     To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

     The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common shares are listed on the New York Stock Exchange under the trading symbol “SCA.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

     See “Risk factors” beginning on page 3 in this prospectus as well as in all supplements to this prospectus, as well as any risk factors contained in documents incorporated by reference in this prospectus, for a discussion of certain risks that you should consider before buying any securities hereunder.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 30, 2007.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1
CAUTIONARY NOTE REGARDING FORWARD-
LOOKING STATEMENTS	2
RISK FACTORS	3
USE OF PROCEEDS	3
RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED
CHARGES AND PREFERENCE SHARE DIVIDENDS	3
GENERAL DESCRIPTION OF THE OFFERED
SECURITIES	4
PLAN OF DISTRIBUTION	30
LEGAL MATTERS	33
EXPERTS	33
WHERE TO FIND MORE INFORMATION	33
INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE	33

i

PROSPECTUS SUMMARY

About this prospectus

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing the “shelf” registration process. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities we may offer. The prospectus supplement may also add, update or change information contained in this prospectus. The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in such offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

     References in this prospectus to the terms “we,” “us,” “our company” or other similar terms mean Security Capital Assurance Ltd, which we refer to as “SCA,” and its consolidated subsidiaries unless the context otherwise requires. Unless otherwise indicated, all figures assume that the underwriters do not exercise their option to purchase additional common shares from the selling shareholder.

Our Company

     We are a Bermuda-domiciled holding company whose operating subsidiaries provide financial guaranty insurance, reinsurance, and other credit enhancement products to the public finance and structured finance markets throughout the United States and internationally. We were formed on March 17, 2006 by XL Capital Ltd (“XL Capital”) in anticipation of contributing its ownership interests in its financial guarantee insurance and financial guarantee reinsurance operating businesses to us and selling an interest in us to the public through an initial public offering of our common shares (the “IPO”). The contribution of the businesses from XL Capital to us occurred on July 1, 2006, we became an SEC reporting company on August 1, 2006 and the IPO was consummated on August 4, 2006. As a result of the IPO, XL Capital owned approximately 63% of our voting common shares, which was further reduced to 46% following XL Capital’s secondary offering of our common stock in June 2007. The aforementioned operating businesses consisted of: (i) XL Capital Assurance Inc. (“XLCA”) and its wholly owned subsidiary, XL Capital Assurance (U.K.) Limited (“XLCA-UK”) and (ii) XL Financial Assurance Ltd. (“XLFA”). Prior to the IPO, XLCA was an indirect wholly owned subsidiary of XL Capital and substantially all of XLFA was indirectly owned by XL Capital, except for a $54.0 million preferred stock interest which is owned by Financial Security Assurance Holdings Ltd. (“FSAH”), which was paid down to $39.0 million on March 30, 2007.

     XLCA is an insurance company domiciled in the State of New York and is licensed to conduct financial guarantee insurance business throughout all 50 of the United States, as well as in the Commonwealth of Puerto Rico, the District of Columbia and the U.S. Virgin Islands. In addition, XLCA through its wholly owned subsidiary, XLCA-UK, which is an insurance company organized under the laws of England, is permitted to conduct business in England, Ireland, Spain, France, Portugal, Italy, The Netherlands, Greece, Norway and Germany. To facilitate distribution of their products, XLCA maintains a branch office abroad in Singapore and XLCA-UK maintains a branch office in Madrid. In addition, XLCA has an office in California. XLCA and XLCA-UK are primarily engaged in providing credit protection through the issuance of financial guarantee insurance policies and credit default swaps. XLCA began writing direct financial guarantee insurance in 2000.

     XLFA is incorporated in Bermuda and is registered as a Class 3 insurer under The Insurance Act of 1978. XLFA is primarily engaged in the business of providing reinsurance of financial guarantee insurance policies and credit default swaps issued by XLCA, subsidiaries of FSAH and, on a limited basis, certain other non-affiliated triple-A-rated financial guarantee primary insurance companies. XLFA began providing financial guarantee reinsurance in 1999.

     Our insurance and reinsurance subsidiaries are rated “Aaa” by Moody’s Investors Service, Inc., which we refer to as “Moody’s,” “AAA” by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., which we refer to as “S&P,” and “AAA” by Fitch, Inc., which we refer to as “Fitch.” Each of these ratings is the highest applicable rating available from that agency. Ratings are a measure of our subsidiaries’ ability to meet obligations to their policyholders and not an evaluation of us or an investment in our securities, including the shares of common stock offered hereby.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains “forward-looking” statements that involve risks and uncertainties. This prospectus, our annual report to ordinary shareholders, any proxy statement, any other Form 10-K, Form 10Q, or Form 8-K of ours, or any other written or oral statements made by or on behalf of us may include forward-looking statements that reflect our current views with respect to future events and financial performance. Statements that include the words “expect”; “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements.

     We believe that these factors include, but are not limited to, the following:

  changes in rating agency policies or practices, including adverse changes to the financial strength or financial enhancement ratings of any or all of our operating subsidiaries;

  ineffectiveness or obsolescence of our business strategy, due to changes in current or future market conditions or other factors;

  the performance of our invested assets;

  availability of capital (whether in the form of debt or equity) and liquidity (including letter of credit facilities);

  the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

  increased competition on the basis of pricing, capacity, terms or other factors;

  greater frequency or severity of claims and loss activity on the insurance and credit default swap contracts that we issue, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

  developments in the world’s financial and capital markets that adversely affect the performance of our investments and our access to such markets;

  changes in the fair value of the credit default swaps that we issue, which we are required to report at fair value under applicable accounting rules. Since the date of our latest issued financial statements, credit spreads widened (which is not indicative of a deterioration in the credit quality of our credit default swap portfolio or any increase in management’s expected losses thereon), which will likely result in an adverse change in fair value in our portfolio of credit default swaps;

  changes in, or termination of, our ongoing reinsurance agreements with certain subsidiaries of XL Capital or FSA;

  changes in regulation or tax laws applicable to us or our customers or suppliers such as our reinsurers;

  changes in the rating agencies’ views on third-party inward reinsurance;

  changes in the availability, cost or quality of reinsurance or retrocession, including a material adverse change in the ratings of our reinsurers or retrocessionaires;

  changes with respect to XL Capital (including changes in its ownership percentage in us) or our relationship with XL Capital;

  changes that may occur in our operations as a public company;

  changes in accounting policies or practices or the application thereof;

  changes in the officers of our company or our subsidiaries;

  legislative or regulatory developments;

  changes in general economic conditions, including inflation, interest rates, foreign currency exchange rates and other factors; and

  the effects of business disruption or economic contraction due to war, terrorism or natural or other catastrophic events.

     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

RISK FACTORS

     Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic and other reports filed with the SEC that are incorporated by reference herein, together with all of the other information appearing in this prospectus, in the applicable prospectus supplement or incorporated by reference into this prospectus in light of their particular investment objectives and financial circumstances.

USE OF PROCEEDS

     We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND PREFERENCE
SHARE DIVIDENDS

     Our ratios of earnings to fixed charges and to fixed charges and preference share dividends, on a consolidated basis, for each of the periods indicated are as follows:

	Six Months	Six Months	Fiscal Year Ended December 31,
	Ended	Ended
	June 30, 2007	June 30, 2006
			2006	2005	2004	2003	2002

Ratio of earnings to	61.7x	55.9x	59.4x	42.6x	33.9x	32.2x	61.3x
fixed charges Ratio of earnings to fixed charges and preference share dividends	22.1x	8.8x	12.6x	8.3x	4.2x	6.2x	6.6x

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

      We may issue from time to time, in one or more offerings the following securities:

  debt securities, which may be senior or subordinated, and which may be convertible into our common shares or be non-convertible;

  preference shares;

  common shares;

  warrants exercisable for debt securities, common shares or preference shares;

  common share purchase contracts; and

  common share purchase units, each representing ownership of one or more common share purchase contracts and, as security for the holder’s obligation to purchase common shares under the share purchase contract, any one or more of (1) our debt securities (which may be senior or sub- ordinated), (2) debt obligations of third parties, including U.S. Treasury securities or (3) our preference shares.

     We will set forth in the applicable prospectus supplement a description of the debt securities, preference shares, common shares, warrants and units that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

DESCRIPTION OF SHARE CAPITAL

General

     We have an authorized share capital of $5,000,000, or 500,000,000 shares, par value $0.01 per common share. Except as described below, our common shares will have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally, in proportion to the number of common shares held by such holder, in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. All of the common shares being sold in this offering are fully paid and non-assessable. Holders of our common shares are entitled to receive such dividends as lawfully may be declared from time to time by our Board of Directors.

     Subject to certain limitations contained in our Bye-laws and any limitations prescribed by applicable law, our Board of Directors is authorized to issue preference shares in one or more series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions of such shares, including but not limited to dividend rates, conversion rights, voting rights, terms of redemption/repurchase (including sinking fund provisions), redemption/repurchase prices and liquidation preferences, and the number of shares constituting, and the designation of, any such series, without further vote or action by our shareholders. On April 5, 2007, we sold 250,000 of Fixed/Floating Series A Perpetual Non-Cumulative Preference Shares, par value $0.01 per share, having a liquidation preference of $1,000 per share, to certain initial purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. For a description of our Fixed/Floating Series A Perpetual Non-Cumulative Preference Shares, see “—Fixed/Floating Series A Perpetual Non-Cumulative Preference Shares” below.

     For a description of XLFA’s Series A preferred shares, see “—XLFA Series A Preferred Shares” below.

Voting Rights and Adjustments

     In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. However, if, and for so long as (and whenever), the common shares of a shareholder, including votes conferred by “controlled shares,” would otherwise represent more than 9.5% of the aggregate voting power of all common shares entitled to vote on a matter, including an election of directors, the votes conferred by such shares will be reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by our Bye-laws), the votes conferred by such shares represent 9.5% of the aggregate voting power of all common shares entitled to vote on such matters, provided that the foregoing restrictions do not apply to common shares held by XL Capital or its subsidiaries or, in certain circumstances, up to three transferees thereof. Notwithstanding the foregoing restrictions, the board may make such final adjustments to the aggregate number of votes conferred by the common shares of any person that the board considers fair and reasonable in all circumstances to ensure that such votes represent 9.5% of the aggregate voting power of the votes conferred by all common shares entitled to vote generally at an election of directors. In addition, as a result of limitations on XL Capital’s voting power contained in our Bye-laws, the votes conferred by the common shares owned by XL Capital will not exceed, with respect to elections of directors, 50.1% of the aggregate voting power of all common shares entitled to vote generally at any election of directors or, with respect to any other matter presented to our shareholders for their action or consideration, 47.5% of the aggregate voting power of all common shares entitled to vote on such matter. Either or both of such limitations on XL Capital shall cease to apply, or may be adjusted upwards, upon our receipt of written confirmation from each nationally recognized rating agency then providing a financial strength rating for us and/or our subsidiaries that such financial strength rating is or will be determined without reference to the ratings of XL Capital or that the then financial strength rating issued by it will not at the time of such confirmation be adversely affected by the elimination or adjustment of such limitation, and, in the case of any adjustment (as opposed to elimination), the applicable percentages set forth above shall automatically be adjusted to those percentages as so determined by the foregoing; provided, however, that, in the event that any such written confirmation shall later be rescinded, such limitation shall be reinstated at a percentage equal to the lesser of (i) such percentage as is required by the rescinding rating agency and (ii) the percentage set forth above originally applicable to such limitation.

     In addition, our Board of Directors may limit a shareholder’s voting rights where it deems appropriate to do so to avoid certain material adverse tax, legal or regulatory consequences to us or any of our subsidiaries or any shareholder or its affiliates. “Controlled shares” include, among other things, all our shares that a person is deemed to own directly, indirectly (applying the provisions of section 958(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) or constructively (applying the provisions of section 318(a) of the Code, as modified by the rules of section 958(b)(1) through (4) of the Code) or as a member of a “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act. At June 30, 2007, there were 65,298,275 common shares outstanding (including restricted shares), of which 6,203,790 common shares would confer votes that represent 9.5% of the aggregate voting power of all common shares entitled to vote generally at an election of directors, assuming that all shares have one vote.

     We also have the authority under our Bye-laws to request information from any shareholder for the purpose of determining ownership of controlled shares by such shareholder.

Restrictions on Transfer of Common Shares

     Each transfer must comply with current BMA permission or have specific permission from the BMA. We have received from the BMA permission for the issue of our common shares, and for the free transferability of our common shares as long as the common shares are listed on the New York Stock Exchange or other designated stock exchange. Any other transfers remain subject to approval by the BMA. Our Board of Directors may decline to register a transfer of any common shares if they have reason to believe that any non de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders or indirect holders of shares or its

Affiliates may occur as a result of such transfer. Transfers must be by instrument unless otherwise permitted by the Companies Act.

     Notification by Shareholder Controller of New or Increased Control

     Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent or 50 percent of our common shares must notify the BMA in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The BMA may, by written notice, object to such a person if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce their holding of our common shares and direct, among other things, that voting rights attaching to our common shares shall not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.

     Objection to Existing Shareholder Controller

     The BMA may at any time, by written notice, object to a person holding 10 percent or more of our common shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder. In such a case, the BMA may require the shareholder to reduce its holding of our common shares and direct, among other things, that such shareholder’s voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the BMA will be guilty of an offense.

     The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of our company.

Issuance of Shares

     Subject to our Bye-laws and Bermuda law, our Board of Directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Bye-laws

     In addition to the provisions of the Bye-laws described above under “—Voting Rights and Adjustments,” the following provisions are a summary of some of the other important provisions of our Bye-laws.

   Our Board of Directors

     Our Bye-laws provide that our Board of Directors shall consist of not less than 5 and not more than 15 directors, with the exact number of directors to be determined by the Board of Directors. Our Board of Directors presently consists of 9 persons and is divided into three classes. See “Election of Directors” in our 2007 Proxy Statement, which is incorporated by reference in this prospectus. Each director generally will serve a three year term, with termination staggered according to class. Shareholders may remove a director only for cause (defined in our Bye-laws to mean willful misconduct, fraud, gross negligence, embezzlement or a conviction of, or a plea of “guilty” or “no contest” to, a felony or other crime involving moral turpitude) by the affirmative vote of at least sixty-six and two-thirds percent of the votes cast at a general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least 14 days before the meeting. Vacancies on the Board of Directors can be filled by the Board of Directors if the vacancy occurs as a result of, among other things, death, disability, disqualification or resignation of a director, or an increase in the size of the Board of Directors. In addition, our Bye-laws recognize the right of XL Capital to nominate such number of nominees for director as would equal one nominee less than a majority of the nominees for director, pursuant to the transition agreement between us and XL Capital executed in connection with the initial public offering of our common shares. Such nominees will be allocated among the classes of our Board of Directors as follows: (i) two nominees to Class I, whose term will expire at our annual general meeting in 2010, (ii) one nominee to Class II, whose term will expire at our annual general meeting in 2008, and (iii) one nominee to Class III, whose term will expire at our annual general meeting in 2009. Pursuant to the transition agreement, XL Capital has agreed to vote its common shares, and to cause its subsidiaries to vote common shares held by them, to elect a majority of our Board of Directors that is both (i) “independent” (as defined in the corporate governance rules of the listing standards of the New York Stock Exchange, which we refer to as the “NYSE.”) and (ii) neither a director nor an officer of XL Capital or any of its subsidiaries.

     Prior to a sale of our common shares by XL Capital in June 2007 more than 50% of the voting power of our company was held by XL Capital and we qualified as a “controlled company” under the rules of the NYSE. As a controlled company, we could choose to exempt ourselves from the rules of the NYSE that require that a majority of the directors comprising our Board of Directors, and all of the directors comprising our nominating and governance committee and compensation committee, be independent within the meaning of the rules of the NYSE. After the completion of the secondary offering of our common shares by XL Capital on June 12, 2007, XL Capital now owns less than 50% of the voting power of our company and we lost the ability to take advantage of these exemptions. Based on the current composition of our Board of Directors and the committees thereof, the only change in the composition of our Board of Directors and committees thereof that we are required to make is to change the membership of the compensation committee prior to June 12, 2008 such that each member is independent within the meaning of the rules of the NYSE. A majority of the directors comprising our Board of Directors and all of the directors comprising our nominating and governance committee are currently independent within the meaning of the rules of the NYSE and therefore our Board of Directors and nominating and governance committee already meet the NYSE independence standards.

     Under our Bye-laws, subject to certain exceptions, including with respect to resolutions relating to the size of the Board of Directors or removal of directors, which require the affirmative vote of at least a two-thirds majority of the directors then in office, the affirmative vote of a majority of the votes cast at any meeting at which a quorum is present generally is required to authorize a resolution put to vote at a meeting of the Board of Directors. Corporate action may also be taken by a unanimous written resolution of the Board of Directors without a meeting. A quorum shall be at least one-half of directors then in office present in person or represented by a duly authorized representative.

  Shareholder Action

     At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the issued and outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may be taken, without a meeting, by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on such resolution. Under our Bye-laws, subject to certain exceptions, including as discussed under “—Our Board of Directors” above, “—Amendment” below or with respect to significant asset acquisitions and dispositions, the discontinuance or redomestication of our company, mergers and amalgamations, and the liquidation, dissolution or winding-up of our company, which, in certain circumstances, require the affirmative vote of at least two-thirds of the votes cast in accordance with our Bye-laws, any questions proposed for the consideration of the shareholders at any general meeting generally shall be decided by the affirmative votes of a majority of the votes cast in accordance with our Bye-laws.

     Our Bye-laws contain advance notice requirements for shareholder proposals and nominations for directors, including when proposals and nominations must be received and the information to be included.

  Indemnity and Exculpation

     Pursuant to our Bye-laws, we will indemnify our officers, directors and employees to the fullest extent permitted by Bermuda law. Such indemnity will extend, without limitation, to any matter in which an officer, director or employee of ours may be guilty of negligence, default, breach of duty or breach of trust in relation to us or any of our subsidiaries, but will not extend to any matter in which such officer, director or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to us.

     Our Bye-laws will also provide that none of our officers, directors or employees will be personally liable to us or our shareholders for any action or failure to act to the full extent that they are indemnified under our Bye-laws.

  Corporate Opportunities

     In order to avoid potential claims against us or the XL Group (as defined below), or our or their directors, officers or employees (including persons who hold positions with both XL Group and with us or our subsidiaries), our Bye-laws contain provisions exempting (but only to the fullest extent permitted by applicable law) us and them from claims based upon conflicts of interest, corporate opportunity and certain related matters. In general, these provisions recognize that we and the XL Group may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors of the XL Group serving as our directors.

     Our Bye-laws provide that (but only to the fullest extent permitted by applicable law) the XL Group will have no obligation to refrain from:

  engaging in the same or similar business activities or lines of business as us; or

  doing business with any of our clients, competitors or vendors.

     If one of our directors, officers or employees who is also a director, officer or employee of the XL Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both us and the XL Group, our Bye-laws provide that such director, officer or employee (but only to the fullest extent permitted by applicable law) will have satisfied his or her fiduciary duties with respect to such corporate opportunity if such director, officer or employee acts in good faith in a manner consistent with the following policy:

  a corporate opportunity made available to any person who is a director but not an officer or employee of ours and who is also a director, officer or employee of the XL Group will belong to us only if such corporate opportunity is expressly made available to such person solely in his or her capacity as a director of ours; and

  a corporate opportunity made available to any person who is an officer and/or employee of ours and who is also an officer and/or employee of the XL Group will belong to us unless such corporate opportunity is expressly made available to such person solely in his or her capacity as an officer or employee of the XL Group.

     If one of our officers, directors or employees, who is also an officer, director or employee of the XL Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both us and the XL Group in any manner not addressed in the foregoing policy, our Bye-laws provide that such officer, director or employee will not be liable to us or our shareholders, but only to the fullest extent permitted by applicable law (including for breach of fiduciary duty as an officer, director or employee of ours) by reason of the fact that the XL Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present such corporate opportunity to us. If a director, officer or employee of the XL Group first acquires knowledge of a corporate opportunity principally in such director’s, officer’s or employee’s capacity as a director, officer or employee of our company, such corporate opportunity shall belong solely to us and not to the XL Group unless we have determined not to pursue such corporate opportunity.

     For purposes of our Bye-laws, “corporate opportunities” include, but are not limited to, business opportunities that we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we, but for the provisions of our Bye-laws related to corporate opportunities, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the XL Group or its officers, directors or employees will be brought into conflict with our self-interest. In addition, the term “XL Group” includes any Person controlled by XL Capital Ltd (other than us and our subsidiaries).

     By becoming a shareholder in our company, you will be deemed to have notice of and have consented to the provisions of our Bye-laws related to corporate opportunities that are described above. For a description of the duties of our directors under Bermuda law, see “—Differences in Corporate Law—Duties of Directors” below.

   Amendment

     Our Bye-laws may be amended only by a resolution adopted by the Board of Directors and by resolution of the shareholders, subject, in certain circumstances, to the affirmative vote of the holders of sixty-six and two-thirds percent of the total combined voting power of all issued and outstanding shares of our company.

Anti-Takeover Provisions and Insurance Regulations Concerning Change of Control

     Some of the provisions of our Bye-laws, as well as certain insurance regulations concerning change of control, could delay or prevent a change of control of our company that a shareholder might consider favorable. See “Risk Factors—Risks Related to Ownership of Our Common Shares” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus.

Differences in Corporate Law

     You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to us (including modifications adopted pursuant to our Bye-laws) that differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

   Duties of Directors

     Under Bermuda common law, members of a board of directors owe a fiduciary duty to a company to act in good faith in their dealings with or on behalf of such company and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

  a duty to act in good faith in the best interests of such company;

  a duty not to make a personal profit from opportunities that arise from the office of director;

  a duty to avoid conflicts of interest; and

  a duty to exercise powers for the purpose for which such powers were intended.

      The Companies Act imposes a duty on directors and officers of a Bermuda company:

  to act honestly and in good faith, with a view to the best interests of such company; and

  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of such company.

     The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, such court may relieve him, either wholly or partly, from any liability on such terms as such court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of a company against such officers. Our Bye-laws, however, provide that each of our present and future shareholders waive all claims or rights of action that such shareholder might have, individually or in the right of our company, against any of our directors, officers or employees for any act or failure to act in the performance of the duties of such director, officer or employee, provided that this waiver does not extend to any matter in which such director, officer or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to us.

     Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders.

     Under the “business judgment rule,” courts generally do not second guess the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive action in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors’ conduct to enhanced scrutiny.

   Interested Directors

     Under Bermuda law and our Bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is duly disclosed to our Nominating and Governance Committee. In addition, our Bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest to our Nominating and Governance Committee, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such a transaction would not be voidable if (i) the material facts with respect to such interested director’s relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

   Dividends

     Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that a company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of such company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints. See “Business—Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus.

     Under Delaware law, subject to any restrictions contained in a company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

   Amalgamations, Mergers and Similar Arrangements

     We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit us and would be conducive to attaining our objectives contained within our Memorandum of Association. Pursuant to our Bye-laws, we may, with the approval of our board and, except in the case of certain amalgamations with and between wholly-owned Bermudian subsidiaries, the affirmative vote of at least the required majority of all of the shareholders of the amalgamating company (whether or not, in respect of any given class of shares, such class ordinarily carries the right to vote) at a general meeting at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

     Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

   Takeovers

     Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice, objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

   Certain Transactions with Significant Shareholders

     As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our Board of Directors but without obtaining prior approval from our shareholders. For a description of certain corporate opportunities provisions contained in our Bye-laws, see “—Bye-laws—Corporate Opportunities.” If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common shares not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we had opted out of the relevant Delaware statute, as provided for in that statute.

   Shareholders’ Suits

     The rights of shareholders under Bermuda law and our Bye-laws are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association or Bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our Bye-laws provide that all present and future shareholders waive all claims or rights of action that they might have, individually or in the right of our company, against any of our directors, officers or employees for any action or failure to act in the performance of the duties of such director, officer or employee, except that such waiver does not extend to any matter in which such director, officer or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to us. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

   Indemnification of Directors and Officers

     Under Bermuda law we may and under our Bye-laws we will indemnify our officers, directors and employees against any liabilities and expenses incurred by such person by reason of such person acting in such capacity or any other capacity for, or on behalf of, us; provided that such indemnification does not extend to any matter in which such director, officer or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to us. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. Under our Bye-laws, each of our present and future shareholders agrees to waive any claim or right of action that such shareholder might have, individually or in the right of our company, against any of our directors, officers or employees for any action or failure to act in the performance of the duties of such director, officer or employee, except that such waiver does not extend to any matter as to which such director, officer or employee admits that he is guilty, or is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, to be guilty of any fraud or dishonesty in relation to us. Such an admission or finding is not a prerequisite to a shareholder commencing or pursuing a claim.

   Inspection of Corporate Records

     Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our Memorandum of Association (including its objects and powers) and any alteration to our Memorandum of Association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our Bye-laws, minutes of general meetings and audited annual financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but, after our shares are listed on the NYSE and giving the required notice to the Bermuda Registrar of Companies, we may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers (containing that information required under Bermuda law), which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

   Shareholder Proposals

     Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Our Bye-laws also include advance-notice provisions regarding shareholder proposals and nominations. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

   Calling of Special Shareholders’ Meetings

     Under our Bye-laws, a special general meeting may be called by our President, our Chairman or a majority of the directors in office. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid-up voting share capital of a company as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

   Approval of Corporate Matters by Written Consent

     Under Bermuda law, the Companies Act provides that shareholders may take action by written consent, with consent from a majority of shareholders required. Our Bye-laws, however, require the consent of 100% of shareholders to take action by written consent. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

   Amendment of Memorandum of Association

     Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

     Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering a company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

     Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company’s stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in a company’s certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

   Amendment of Bye-laws

     Consistent with the Companies Act, our Bye-laws provide that the Bye-laws may be rescinded, altered or amended only upon approval by a resolution of our Board of Directors and by a resolution of our shareholders, subject, in certain circumstances, to the affirmative vote of the holders of sixty-six and two-thirds percent of the total combined voting power of all issued and outstanding shares of our company.

     Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Listing

     Our common shares are listed on the NYSE under the symbol “SCA.”

Transfer Agent and Registrar

     The transfer agent and registrar for our common shares is The Bank of New York.

XLFA Series A Preferred Shares

     XLFA currently has authorized 10,000 Series A preferred shares, with a par value of $120.00 per share. As of March 31, 2007, 363 Series A preferred shares were issued and outstanding, all of which are held by FSA and its affiliates. The holders of the Series A preferred shares are entitled to one vote per share and were entitled to receive a 5% fixed dividend on the amount initially paid for the Series A preferred shares plus a participating dividend through December 31, 2005, at which time the dividend rate was changed to a fixed rate of 8 1/4% per annum on the par amount outstanding. The Series A preferred shares are redeemable by XLFA at any time, in whole or in part, at a price equal to $39.0 million (the par amount outstanding) plus accrued and unpaid dividends; provided that no partial redemption by XLFA shall cause the value of the remaining outstanding Series A preferred shares to be less than 10% of the total equity capitalization of XLFA. After the tenth anniversary of their respective dates of initial issuance, the Series A preferred shares are redeemable at the election of the holders, in whole but not in part, at a redemption formula as specified in XLFA’s Bye-laws.

     On March 30, 2007, XLFA paid an extraordinary dividend of $15.0 million on its Series A preferred shares, and reduced the stated value of the remaining outstanding Series A preferred shares by a corresponding amount to $39.0 million. There was no change in the voting interest of the holders of the Series A preferred shares as a result of the extraordinary dividend and reduction in the stated value of the Series A preferred shares. As a result of the reduction in stated value, dividends on the redeemable preferred shares will be $0.8 million quarterly subsequent to March 31, 2007.

Fixed/Floating Series A Perpetual Non-Cumulative Preference Shares

     On April 5, 2007, we sold 250,000 of Fixed/Floating Series A Perpetual Non-Cumulative Preference Shares, par value $0.01 per share, having a liquidation preference of $1,000 per share (the “Preference Shares”) to certain initial purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities

Act of 1933, as amended. Until September 30, 2017, dividends on the Preference Shares will be payable semiannually on a non-cumulative basis, when, as and if declared by our board of directors, on March 31 and September 30 of each year at a fixed rate equal to 6.88% per annum on the liquidation preference. From and after September 30, 2017, dividends on the Preference Shares will be payable quarterly on a non-cumulative basis, when, as and if declared by our board of directors, on March 31, June 30, September 30 and December 31 of each year at a floating rate equal to three-month LIBOR plus 2.715% on the liquidation preference. Dividends on the Preference Shares, if declared, will be payable commencing on September 30, 2007. The Preference Shares are perpetual securities with no fixed maturity date and are not convertible into any of our other securities.

     In connection with the sale of the Preference Shares, the Company entered into a registration rights agreement with the Initial Purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement with the Securities Exchange Commission relating to an offer to exchange the Preference Shares for publicly traded preference shares having substantially identical terms. If that registration statement is not filed within 180 days of the closing date of the offering of the Preference Shares or has not become effective within 240 days of the closing date of such offering, subject to certain exceptions, we will be required to pay additional non-cumulative dividends to holders of the Preference Shares.

DESCRIPTION OF COMMON SHARE WARRANTS

General

     We may issue common share warrants independently or together with any securities offered by any prospectus supplement and such common share warrants may be attached to or separate from such securities. Each series of common share warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the common share warrants and will not assume any obligation or relationship of agency or trust for or with any holders of common share warrant certificates or beneficial owners of common share warrants.

     The following summaries of certain provisions of the warrant agreement and common share warrant certificate are not complete. You should look at the warrant agreement relating to, and the common share warrant certificate representing, a series of common share warrants.

     The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Common share warrants for the purchase of common shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

     An applicable prospectus supplement will set forth and describe other specific terms regarding each series of common share warrants offered hereby, including:

(1)	the offering price;

(2)	the number of common shares purchasable upon exercise of each such common share warrant and the price at which such number of common shares may be purchased upon such exercise;

(3)	the date on which the right to exercise such common share warrants shall commence and the date on which such right shall expire; and

(4)	any other terms of such common share warrants.

Exercise of Common Share Warrants

     Each common share warrant will entitle the holder thereof to purchase such common shares at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered common share warrants. After the close of business on the expiration date of each common share warrant or such later date to which such expiration date may be extended by us, unexercised common share warrants will become void.

     Common share warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common shares purchasable upon such exercise, together with certain information set forth on the reverse side of the common share warrant certificate. Upon receipt of such payment and the common share warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common shares purchasable upon such exercise. If fewer than all of the common share warrants represented by such common share certificate are exercised, a new common share warrant certificate will be issued for the remaining amount of common share warrants.

Amendments and Supplements to Warrant Agreement

     The warrant agreement for a series of common share warrants may be amended or supplemented without the consent of the holders of the common share warrants issued thereunder to effect changes that are not inconsistent with the provisions of the common share warrants and that do not adversely affect the interests of the holders of the common share warrants.

Common Share Warrant Adjustments

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of common shares covered by, an common share warrant are subject to adjustment in certain events, including:

(1)	the issuance of common shares as a dividend or distribution on the common shares;

(2)	certain subdivisions and combinations of the common shares;

(3)

the issuance to all holders of common shares of certain rights or warrants entitling them to subscribe for or purchase common shares at less than the current market value, as defined in the applicable warrant agreement for such series of common share warrants; and

(4)	the distribution to all holders of common shares of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

     No adjustment in the exercise price of, and the number of common shares covered by, an common share warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of common shares covered by, an common share warrant will not be adjusted for the issuance of common shares or any securities convertible into or exchangeable for common shares, or securities carrying the right to purchase any of the foregoing.

      In the case of:

(1) a reclassification or change of the common shares;

(2)	certain consolidation or merger events involving us; or

(3)	a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety;

in each case as a result of which holders of our common shares shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common shares, the holders of the common share warrants then outstanding will be entitled thereafter to convert such common share warrants into the kind and amount of common shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common share warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

     DESCRIPTION OF COMMON SHARE PURCHASE
CONTRACTS AND COMMON SHARE PURCHASE UNITS

     We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, or holders to sell to us and we to purchase from the holders, a fixed or varying number of common shares at a future date or dates. The price per common share may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more common share purchase contracts and any one or more of:

(1)	our debt securities of (which may be senior or subordinated);

(2)	our preference shares; or

(5)	debt obligations of third parties, including U.S. Treasury securities.

     The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract. Any one or more of the above securities, common shares or the share purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common shares under the share purchase contracts. The share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of common shares deliverable by such holders under common share purchase contracts requiring the holders to sell common shares to us.

     The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the share purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (3) if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.

DESCRIPTION OF DEBT SECURITIES

General

     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act. Such indentures are subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture is subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture provides that the specific terms of any series of debt securities will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

     The statements made below relating to the debt securities and the indentures are summaries of the material provisions thereof and are subject to, and are qualified by reference to, the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable supplements to the terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

     The debt securities will be our unsecured obligations.

     The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

     The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called “Ranking of Debt Securities” below.

     The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

(1)

the title of such debt securities, whether such debt securities are offered pursuant to a medium term notes program, and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

(2)	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(3)

the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such debt securities that is convertible into common shares or preference common shares or the method by which any such portion shall be determined;

(4)

if convertible into our common shares or preference shares or another entity’s common stock or preferred stock, as the case may be, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such common shares or preference common shares for purposes of conversion;

(5)	the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

(6)

the rate(s) (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any, including, if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our common shares below certain levels for a minimum period of time);

(7)

the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8)

the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

(9)

the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

(10)

our obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund (as defined in the applicable supplemental indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obli- gations;

(11)

if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12)

whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

(13)

whether the principal of or interest, if any, on the debt securities of the series is to be payable, at our election or the election of a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

(14)	provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

(15)

any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

(16)

whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

(17)	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

(18)	if exchangeable into another series of our debt securities, the terms on which such debt securities are exchangeable; and

(19)	any other terms of the series of debt securities and any additions to the applicable indenture.

     The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

     If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. In such cases, all material U.S. federal income tax considerations will be described in the applicable prospectus supplement.

     Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection from transactions involving us, including a highly leveraged transaction involving us or a change in control. The applicable prospectus supplement will contain information with respect to any additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

     We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution, if any, relating to such series of debt securities.

     The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payment may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

  will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee’s corporate trust office or at the office of any registrar designated by us for such purpose; and

  may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

     No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

     The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

Provisions Applicable to All Debt Securities

     Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and subordinated debt securities will include the provisions described below.

Merger, Consolidation or Sale of Assets

     We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease that person’s properties and assets substantially as an entirety to us unless:

  in the case of (1) and (2) above, if we are not the surviving person, such surviving person is an entity organized and existing under the laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom, the Cayman Islands, Bermuda or any country which is, on the date of the applicable prospectus supplement and supplemental indenture, a member of the Organisation for Economic Co-operation and Development or the European Union and the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture; and

  in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Provisions Applicable to Senior Debt Securities Only

     Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will include the provisions described below.

A “change in control” will be deemed to have occurred at such time as:

(1)

any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans or any Permitted Holder and other than any transaction contemplated by the second bullet point of clause (2) below; or

(2)

we merge or consolidate with or into any other person (other than a subsidiary), another person (other than a subsidiary or a Permitted Holder) merges into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person (other than a subsidiary or a Permitted Holder), other than any transaction:

that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common shares (other than the cancellation of any of our outstanding common shares held by the person with whom we merge or consolidate), or pursuant to which the holders of our common shares immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of our outstanding common shares solely into shares of common stock of the surviving entity.

However, a change in control will not be deemed to have occurred if either:

     (A) in the case of debt securities that are convertible into our common shares, the closing price for our common shares for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relat-

ing to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the average of the closing prices for such convertible debt securities on each of such trading days; or

     (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a change in control under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange (or will be so traded immediately following the merger or consolidation).

“Permitted Holder” means XL Capital Ltd, a Cayman Islands exempted limited company, its successors and assigns, and any majority owned Affiliate thereof.

Ranking of Debt Securities

General

     We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. For a description of certain regulatory restrictions on the payment of dividends by our subsidiaries, see Note 17 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006. In addition, because we are a holding company, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior debt securities

The senior debt securities will be our unsecured unsubordinated obligations and will:

  rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

  be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

  be effectively subordinated to all of our subsidiaries’ indebtedness and all mandatorily redeemable preferred stock of our subsidiaries.

     Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there are no limitations in the senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred or preferred stock which may be issued by any of our subsidiaries.

Subordinated debt securities

     The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due shall be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character shall be made by us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

     If any other event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of senior indebtedness gives written notice of the event of default to the trustee (a “default notice”), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the “blockage period”), neither we nor any other person on our behalf shall:

(1)	make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

(2)	acquire any of the subordinated debt securities for cash, property or otherwise.

     Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness shall be, or be made, the basis for commencement of a second blockage period by the representative of such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     The subordinated indentures do not, and any supplemental subordinated indenture will not, restrict the amount of our or our subsidiaries’ senior indebtedness or other indebtedness. As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

     “Senior indebtedness,” unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us:

(1)

the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

(2)	all of our capital lease obligations;

(3)	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5)	all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or assets (whether or not such obligation is assumed by us); and

(7)

any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable supplemental indenture or thereafter incurred;

except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument that contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

     Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge and Defeasance

     Under the terms of the indentures, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if:

(1)	we deliver all outstanding debt securities of such series to the trustee for cancellation and pay all sums payable by us under such debt securities and the indenture with respect to such series; or

(2)

such debt securities either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and we deposit with the debt securities trustee, in trust:

(a)

in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such debt securities; and

(b)

in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which such debt securities are denominated sufficient to pay all principal of and interest and premium, if any, on such debt securities.

     In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”):

(1)	by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by us under such debt securities and the indenture with respect to such series;

(2)	by delivering to the trustee an officers’ certificate as to solvency and the absence of intent of preferring hold- ers of the debt securities over our other creditors; and

(3)	after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

	(a)	in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

(b)

in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

Such a trust may only be established if, among other things:

(1)

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound;

(2)

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding with respect to us will have occurred and be continuing at any time during the period ending on the 91st day after such date; and

(3)

we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

     We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

(1)	change the stated maturity of the principal of or any premium or any installment of interest with respect to the debt securities;

(2)	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, the debt securities;

(3)	change the currency of payment of principal of or interest on the debt securities;

(4)	change the redemption provisions, if any, of any debt securities in any manner adverse to the holders of such series of debt securities;

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

(6)	reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

(7)	in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of such subordinated debt securities then outstanding;

(8)

in the case of any convertible debt securities, adversely affect the right to convert such debt securities into common shares or preference common shares in accordance with the provisions of the applicable indenture;

(9)

modify or change any provision of the applicable indenture or the related definitions affecting the ranking of the applicable series of senior debt securities in a manner which adversely affects the holders of such senior debt securities; or

(10)	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.

     Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

(1)

without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

(2)

only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

     We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances, including:

  to cure any ambiguity, omission, defect or inconsistency;

  to make any change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

  to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

  to provide any security for or guarantees of such debt securities;

  to add events of default with respect to such debt securities;

  to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

  to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

  to add to or change any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

  to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

The following events are “events of default” with respect to any series of debt securities issued hereunder:

(1)	failure to pay interest on any debt securities of such series within 60 days of when due or principal of any debt securities of such series when due (including any sinking fund installment);

(2)

failure to perform any other agreement contained in the debt securities of such series or the indenture relating to such series (other than an agreement relating solely to another series of debt securities) for 60 days after notice; and

(3)	certain events of bankruptcy, insolvency or reorganization with respect to us.

     Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

     The trustee under such indenture shall, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We shall certify to the trustee quarterly as to whether any default exists.

     In the case that an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities shall occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

     In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

     Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

     No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series in respect of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

     The terms and conditions, if any, upon which the debt securities of any series will be convertible into our common shares or preference shares or upon which the senior debt securities of any series will be exchangeable for another series of our debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

     Subject to the terms of the applicable indenture, the trustee for each series of debt securities is The Bank of New York. Each indenture contains certain limitations on the right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     The trustee may resign at any time with respect to each series of debt securities by giving written notice thereof to us. The trustee may be removed at any time with respect to each series of debt securities by the holders of a majority in principal amount of the outstanding securities of such series delivered to the trustee and to us. In addition, we may also remove the trustee with or without cause if we so notify the trustee thirty days in advance and if no default occurs or is continuing during the thirty-day period.

     Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

     In case an event of default shall occur (and shall not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee shall exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in such exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security and indemnity satisfactory to it.

Governing Law

      The indentures and the debt securities are governed by the laws of the State of New York.

Global Securities; Book-Entry System

     We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and, once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depositary arrangements.

     Upon the issuance of a global security, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary (“participants”). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

     We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depositary will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

     So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depositary must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to take such action, and such participants would authorize beneficial owners through such participants to take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depositary or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depositary to determine the amount of the interest of each participant in such debt securities to be redeemed by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

     Neither we nor the trustee will be liable for any delay by the holders of a global security or the depositary in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depositary for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

     If a depositary for any debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities.

     All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

PLAN OF DISTRIBUTION

     We may sell our securities in any of the following ways: (1) through underwriters or dealers; (2) directly to a limited number of institutional purchasers or to a single purchaser; or (3) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. In addition, we may distribute newly issued shares pursuant to a dividend reinvestment plan in the event such plan is authorized. In such case, we would likely engage a registered broker/dealer to assist in the identification of investors and other related services, but such broker/dealer would not act as an underwriter with respect to our common shares sold under the plan.

     To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell our common shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any common shares sold will be sold at prices related to the then prevailing market prices for our common shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

     In the event that an underwriter or agent acts as principal, or a broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

     Offers to purchase the securities offered by this prospectus may be solicited, and sales of those securities may be made, directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

     In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

     In addition, we may enter into derivative or other hedging transactions with financial institutions or other third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. These financial institutions or third parties may in turn engage in sales of the securities covered by this prospectus to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any short position created in connection with those sales. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle such sales or to close out any related open borrowings of securities and may use securities received from us in settlement of those derivatives to close out any related borrowings of shares and to close out any related short positions. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We may also loan, pledge or grant a security interest in some or all of the securities covered by this prospectus and the applicable prospectus supplement to third parties to support a derivative or hedging position or other obligation, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

     In addition, one or more selling securityholders, who will be identified in the applicable prospectus supplement, including without limitation XL Capital, may offer and sell shares of ours, which they own, from time to time in the future.

     The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

  the name or names of any underwriters, dealers or agents;

  the purchase price of such securities and the proceeds to us from such sale;

  any underwriting discounts and other items constituting underwriters’ compensation;

  the public offering price;

  any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and

  the terms and conditions of any dividend reinvestment plan if offered.

     If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

     If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts. Institutional investors with which these contracts may be made include, among others:

  commercial and savings banks;

  insurance companies;

  pension funds;

  investment companies; and

  educational and charitable institutions.

     Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

     Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

     Each series of securities will be a new issue and, other than the common shares, which are listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

     Certain legal matters with respect to the securities will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the securities under the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE TO FIND MORE INFORMATION

     We are subject to the information requirements of the Exchange Act, and the rules and regulations there-under, and accordingly therewith file periodic reports, proxy and information statements and other information with the SEC. Materials filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580,Washington, D.C. 20549. Please call the SEC at 1-202-551-8090 for further information on the public reference facilities. The SEC also maintains a web site http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, including SCA, that file electronically with the SEC. Our common shares are listed on the New York Stock Exchange, and all materials filed by us with the SEC also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC are incorporated into this prospectus by reference:

  Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 15, 2007 (File No. 001-32950);

  Our Proxy Statement dated April 2, 2007, filed on April 2, 2007 (File No. 001-32950);

  The description of our Common Shares contained in our registration statement on Form 8-A filed on July 17, 2006 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description (File No. 001-32950);

  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, filed on May 14, 2007 (File No. 001-32950) and June 30, 2007, filed on August 10, 2007 (File No. 001-32950); and

  Our Current Reports on Form 8-K filed on January 26, 2007, March 26, 2007, March 30, 2007, April 10, 2007, May 10, 2007, May 17, 2007 and August 3, 2007 (excluding in each case any information furnished under “Item 7.01” or “Item 9.01” in such report and excluding exhibits filed or furnished under such Items, which are not incorporated by reference into this prospectus) (File No. 001-32950).

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. Requests for copies of any such document should be directed to:

Security Capital Assurance Ltd
Investor Relations
A.S. Cooper Building
26 Reid Street, 4th Floor
Hamilton HM11, Bermuda
Telephone: (441) 294-7448

Our SEC filings are also available to the public at our website at http://www.scafg.com under “Investor Relations—SEC Filings.”

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the various expenses payable by us, other than underwriting commissions, fees and expenses, in connection with the issuance and distribution of the securities being registered hereby.

SEC registration fee	$ *
Printing and engraving expenses	**
Legal fees and expenses	**
Accounting fees and expenses	**
Federal & State Taxes	**
Miscellaneous fees and expenses	**

Total	**

*	Deferred in accordance with Rules 405(b) and 457(r).

**	An estimate of the various expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Bye-law 26 of the Registrant’s Amended and Restated Bye-laws provides, among other things, that the Registrant will indemnify, in accordance with and to the full extent permitted by Bermuda law, its directors, officers and employees against any liability or expense actually and reasonably incurred by such director, officer or employee in respect of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), to which such director, officer or employee was or is a party or is threatened to be made a party by reason of such director, officer or employee acting in such capacity or acting in any other capacity for, or on behalf of, the Registrant. In addition, the Registrant will advance the expenses of its directors, officers and employees in defending any such act, suit or proceeding; provided that such advancement shall be subject to reimbursement by such director, officer or employee to the extent such person shall be found not to be entitled to such advancement of expenses under Bermuda law.

     Bye-law 26 of the Registrant’s Amended and Restated Bye-laws also provides that none of the officers, directors or employees of the Registrant will be personally liable to the Registrant or its shareholders for any action or failure to act to the full extent that they are indemnified under the Registrant’s Amended and Restated Bye-laws.

     Bye-law 27 of the Registrant’s Amended and Restated Bye-laws provides, among other things, that each of the present and future shareholders of the Registrant agrees to waive any claim or right of action that such share-holder might have, individually or in the right of the Registrant, against any of the Registrant’s directors, officers or employees for any action or failure to act in the performance of the duties of such director, officer or employee, except that such waiver does not extend to any matter as to which such director, officer or employee admits that he is guilty, or is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, to be guilty of any fraud or dishonesty in relation to the Registrant. Such an admission or finding is not a prerequisite to a shareholder commencing or pursuing a claim.

     Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between such company and any director exempting or indemnifying him against any liability which would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to such company, shall be void.

     Bye-law 26 of the Registrant’s Amended and Restated Bye-laws provides that the Registrant’s Board of Directors authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Registrant, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant’s Amended and Restated Bye-laws.

     Section 98A of the Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, de-fault, breach of duty or breach of trust, whether or not such Bermuda company may otherwise indemnify such officer or director.

     The Registrant has purchased directors’ and officers’ liability insurance policies. Such insurance is available to the Registrant’s directors and officers in accordance with its terms. In addition, certain directors may be covered by directors’ and officers’ liability insurance policies purchased by their respective employers.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION OF DOCUMENT

1.1*	Form of Underwriting Agreement.

4.1	Specimen Common Share Certificate, incorporated by reference to Exhibit 4.1 to the registrant’s
Registration Statement on Form S-1 (File No. 333-133066).

4.2	Form of Senior Debt Securities Indenture.

4.3*	Form of Supplemental Senior Debt Securities Indenture.

4.3(a)*	Form of Senior Debt Security (included in Exhibit 4.3).

4.4	Form of Subordinated Debt Securities Indenture.

4.5*	Form of Supplemental Subordinated Debt Securities Indenture.

4.5(a)*	Form of Subordinated Debt Security (included in Exhibit 4.5).

4.6*	Form of Preference Share Certificate.

4.7*	Form of Common Share Warrant Agreement.

4.8*	Form of Common Share Warrant Certificate (included as part of Exhibit 4.7).

4.9*	Form of Common Share Purchase Contract.

5.1	Opinion of Conyers Dill & Pearman.

EXHIBIT	DESCRIPTION OF DOCUMENT
NUMBER

5.2	Opinion of Cahill Gordon & Reindel LLP.

12.1	Statement setting forth the computation of ratios of earnings to fixed charges and to fixed charges and preference share dividends.

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.2	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.2).

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included as part of the signature pages).

25.1	Statement of Eligibility of Trustee under Senior Debt Securities Indenture.

25.2	Statement of Eligibility of Trustee under Subordinated Debt Securities Indenture.

99.1

XL Capital Assurance Inc. and Subsidiary consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004, incorporated by reference to Exhibit 99.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-32950).

99.2

XL Financial Assurance Ltd. financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004, incorporated by reference to Exhibit 99.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-32950).

* To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference, if applicable.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:

     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

     (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and Country of Bermuda, on August 30, 2007.

Security Capital Assurance Ltd

By:	/s/ Paul S. Giordano
	Name:	Paul S. Giordano
	Title:	President and Chief Executive
Officer

     KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below does hereby constitute and appoint Michael P. Esposito, Jr. as his true and lawful attorney-in-fact and agent and in his name, place, and stead, and in any and all capacities, to sign his name to the Registration Statement of Security Capital Assurance Ltd, a Bermuda company, on Form S-3 under the Securities Act of 1933, as amended, and to any and all amendments or supplements thereto any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement which may be filed under Rule 462 under the Securities Act of 1933, as amended, with all exhibits thereto and other documents in connection therewith and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully and to all intents and purposes as the undersigned could do if personally present, and the undersigned hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul S. Giordano	President, Chief Executive Officer and	August 30, 2007
Name: Paul S. Giordano	Director (Principal Executive Officer)

/s/ David Shea	Executive Vice President and Chief	August 30, 2007
Name: David Shea	Financial Officer (Principal Financial
Officer and Principal Accounting
Officer)

/s/ Michael P. Esposito, Jr.	Chairman of the Board of Directors	August 30, 2007
Name: Michael P. Esposito, Jr.

/s/ E. Grant Gibbons	Director
Name: E. Grant Gibbons		August 30, 2007

/s/ Bruce G. Hannon	Director
Name: Bruce G. Hannon		August 30, 2007

/s/ Mary R. Hennessy	Director
Name: Mary R. Hennessy		August 30, 2007

/s/ Robert M. Lichten	Director
Name: Robert M. Lichten		August 30, 2007

/s/ Brian M. O’Hara	Director
Name: Brian M. O’Hara		August 30, 2007

/s/ Coleman D. Ross	Director
Name: Coleman D. Ross		August 30, 2007

/s/ Alan Z. Senter	Director
Name: Alan Z. Senter		August 30, 2007

EXHIBIT LIST
EXHIBIT
NUMBER	DESCRIPTION OF DOCUMENT

1.1*	Form of Underwriting Agreement.

4.1	Specimen Common Share Certificate, incorporated by reference to Exhibit 4.1 to the registrant’s
Registration Statement on Form S-1 (File No. 333-133066).

4.2	Form of Senior Debt Securities Indenture.

4.3*	Form of Supplemental Senior Debt Securities Indenture.

4.3(a)*	Form of Senior Debt Security (included in Exhibit 4.3).

4.4	Form of Subordinated Debt Securities Indenture.

4.5*	Form of Supplemental Subordinated Debt Securities Indenture.

4.5(a)*	Form of Subordinated Debt Security (included in Exhibit 4.5).

4.6*	Form of Preference Share Certificate.

4.7*	Form of Common Share Warrant Agreement.

4.8*	Form of Common Share Warrant Certificate (included as part of Exhibit 4.7).

4.9*	Form of Common Share Purchase Contract.

5.1	Opinion of Conyers Dill & Pearman.

5.2	Opinion of Cahill Gordon & Reindel LLP.

12.1	Statement setting forth the computation of ratios of earnings to fixed charges and to fixed charges and preference share dividends.

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.2	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.2).

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included as part of the signature pages).

25.1	Statement of Eligibility of Trustee under Senior Debt Securities Indenture.

25.2	Statement of Eligibility of Trustee under Subordinated Debt Securities Indenture.

99.1	XL Capital Assurance Inc. and Subsidiary consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004, incorporated by reference to Exhibit 99.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-32950).

99.2	XL Financial Assurance Ltd. financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004, incorporated by reference to Exhibit 99.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-32950).

*	To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference, if applicable.